NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Investors/Analysts

Financial Dynamics

212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MUTLI-YEAR RENEWAL WITH LEADING CANADIAN HOME IMPROVEMENT RETAILER RONA

Agreement Extends Long-Standing Relationship with Nationally Recognized Brand Name in Home
Improvement Products

DALLAS, Texas (April 22, 2008) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that RONA Inc. has signed a multi-year renewal agreement as a national sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. A top-5 AIR MILES sponsor, RONA Inc. is the largest Canadian distributor and retailer of hardware, home renovation and gardening products. RONA has been offering its Quebec customers AIR MILES reward miles since 1992, with all other RONA stores from coast to coast joining the program in 2004. The relationship was recently further expanded when RONA’s subsidiary in Quebec, Réno-Dépôt, also joined as a sponsor in 2007. An over $6 billion (CDN) Canadian retailer, RONA currently has a network of 680 stores across Canada.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise, including gift certificates redeemable at RONA stores, and more.

“The long-standing partnership between the AIR MILES Reward Program and RONA has helped us build tremendous customer loyalty and attract new customers throughout our 15-plus year relationship,” said Michael Brossard, senior vice president, Marketing, RONA. “This program continues to be a critical part of our marketing and growth strategy, as evidenced by fully integrating the AIR MILES offer across our network of store brands, and across our retail channels.”

“This extension demonstrates our commitment to establishing long-term strategic relationships with partners by demonstrating the recognized value of the AIR MILES Reward Program to our partners,” said Bryan Pearson, president, Alliance Data Loyalty Services. “RONA is a highly recognized brand and industry leader that has been part of the AIR MILES Reward Program for more than 15 years, and we’re pleased with their decision to continue our successful partnership.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About RONA

RONA is the largest Canadian distributor and retailer of hardware, home renovation and gardening products. RONA operates a network of 680 corporate, franchise and affiliate stores of various sizes and formats. With over 27,000 employees working under its family of banners in every region of Canada and more than 15 million square feet of retail space, the RONA store network generates over CDN $6.2 billion in annual retail sales. Visit rona.ca to learn more.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the respective parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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